Exhibit 3

                   CREDIT SUISSE FIRST BOSTON (HONG KONG), LTD

                                      22/F
                              Three Exchange Square
                              No. 8 Connaught Place
                                Central Hong Kong

Date: 3rd July, 2000


BY TELECOPIER AND
BY OVERNIGHT COURIER

To:   THE PARTIES ON THE ATTACHED SCHEDULE

Ladies and Gentlemen:

Reference is made to (a) the Note Purchase Agreement dated as of October 15, 1999, made between Baleine Investment Holdings Limited ("Company"), Icon Systems, Inc. ("Icon") and Credit Suisse First Boston (Hong Kong) Ltd. ("CS/Hong Kong") (the "Note Purchase Agreement"), (b) the Pledge Agreement, dated as of October 15, 1999, made between the Company, CS/Hong Kong, as Collateral Agent and on behalf of the holders of Secured Notes, (c) the TTI Pledge Agreement dated as of October 15, 1999 made between TTI Limited ("TTI"), CS/Hong Kong, as Collateral Agent and on behalf of the holders of Secured Notes, (d) the
Collateral Agency Agreement dated as of October 15, 1999 made between the Company, CS/Hong Kong, as Collateral Agent and on behalf of the holders of Secured Notes, (e) the Guaranty and Subordination Agreement dated as of October 15, 1999 between TTI and CS/Hong Kong and (f) the letter agreement dated March 7, 2000 between CS/Hong Kong and Credit Suisse First Boston Corp. ("CS/NY"), appointing CS/NY as a co-collateral agent (collectively, the "Facility Documents"). Terms defined in the Note Purchase Agreement shall have the same meaning when used in this Notice.

As you know, by letter dated June 13, 2000, CS/Hong Kong advised the Company that various Events of Default had occurred and, in accordance with the Note Purchase Agreement, declared the entire principal amount owed under the Facility


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Documents  in the amount of  US$38,045,334  to be  immediately  due and payable.
CS/Hong Kong further advised the Company that interest at the Default Rate has accrued and will continue to accrue on the amounts due and interest accruing thereon until full payment of all amounts due and owing CS/Hong Kong under the Note Purchase Agreement and the other Facility Documents. Further, CS/Hong Kong reserved the right to recover other charges and expenses (including, without limitation, attorneys' fees and expenses and late payment fees). Exclusive of interest accrued from June 15, 2000, the aggregate amount owed CS/Hong Kong under the Facility Documents as of the date of this letter is US$38,115,056 (exclusive of late fees, attorneys' fees and other expenses). Despite demand, the Company has failed to repay these amounts.

Please be advised that because the Company has continued to fail to pay to CS/Hong Kong such amounts, CS/Hong Kong hereby notifies the Company, Icon, TTI, Andisa Investments Limited ("Andisa") and Greymount Holdings Limited ("Greymount") that, pursuant to ss. 9-505 of the New York Uniform Commercial Code, CS/Hong Kong intends to retain all collateral pledged under the Facility Documents as security for payment of the Company's obligations to CS/Hong Kong in full satisfaction of the obligations of the Company. The Collateral to be retained includes all right, title and interest of the Company, TTI, Andisa, and Greymount in, to or under the following:

          1. US$2,000,000 aggregate principal amount of promissory notes issued by PT Polysindo Eka Perkasa Tbk, as more particularly identified on the schedule attached hereto as Exhibit A;

          2. (pound)32 million (sterling) note issued by Prospero Investments Limited in favor of the Company, a copy of which is attached hereto as Exhibit B;

          3. Shares of Icon Systems Inc. Common Stock, having CUSIP Numbers 448952-20-0, represented by certificate issued on January 20, 1999 evidencing 800,000 shares, certificate evidencing 5,100,000 shares and certificate evidencing 350,000 shares;

          4.   Shares of Coastal Group  Limited  common  stock,  represented  by
               certificate   numbered  1078  evidencing   4,615,385  shares  and
               certificate numbered 1082 evidencing 20,782,967 shares; and

          5. All proceeds, income and profits thereon, and all dividends (in cash or specie) and other payments and distributions with respect thereto and all securities and certificates therefore.

Credit Suisse First Boston (Hong Kong) Ltd.



By:   /s/ Carsten Stoemr                   By: /s/ Illegible
      ------------------                       -------------
Name: Carsten Stoemr                     Name: Illegible
Title: Authorised Signatory              Title: Authorised Signatory

                                        2
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                             SCHEDULE OF ADDRESSEES

      Baleine Investment Holdings Limited
      POB 141
      La Tonnelle House
      Les Banques
      St Sampson
      Guernsey GY1 3HS
      Attention:  Mr. C. Sekar

      Icon Systems Inc.
      5th Floor
      Northway House
      1379 High Road
      London, England N20 9LS
      Attention: Mr. C. Sekar
      Fax number: 020 8446 0555

      Icon Systems Inc.
      4848 South Highland Drive
      #353, Salt Lake City
      Utah 84117
      USA
      Attention:  Mr. C. Sekar

      TTI Limited
      608 St James Court
      St Denis Street
      Port Louis
      Mauritius
      Fax number: (09230) 210 9001


      Andisa Investments Limited

      Greymount Holdings Limited